                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                             St. Paul Bancorp Inc.
.............................................................................
               (Name of Registrant as Specified In Its Charter)


                             St. Paul Bancorp Inc.
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                                      LOGO
                               6700 West North Avenue
                               Chicago, Illinois 60635
                               (312) 622-5000

                                                                   April 4, 1994

Dear Shareholder:

  You are invited to attend the annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Corporation") to be held on Wednesday, May 4, 1994 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181.

  The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to consider and vote upon a proposed amendment to the Corporation's Stock Option Plan to increase by 175,000 the number of shares of common stock reserved for issuance thereunder (subject to a limit of 25,000 shares with respect to which any individual may be granted options or stock appreciation rights during any calendar year), and to permit the grant of stock options to newly-elected directors at the time of election; (3) to ratify the appointment by the Board of Directors of the firm of Ernst & Young as independent auditors of the Corporation for the year ending December 31, 1994; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS; "FOR" PROPOSAL 2 TO AMEND THE CORPORATION'S STOCK OPTION PLAN; AND "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1994. The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. Also enclosed is our 1993 annual report to shareholders which reviews results for the 1993 fiscal year.

  It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

  On behalf of the Board of Directors, thank you for returning your proxy and for your continued interest and support.

                                          Sincerely yours,
                                          LOGO
                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

                                      LOGO
                               6700 West North Avenue
                               Chicago, Illinois 60635
                               (312) 622-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON WEDNESDAY, MAY 4, 1994

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1994 annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Corporation") will be held on Wednesday, May 4, 1994 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181 for the following purposes:

  (1) To elect each of three directors for a three-year term (Proposal 1);

  (2) To consider and vote upon a proposed amendment to the Corporation's Stock Option Plan to increase by 175,000 the number of shares of common stock reserved for issuance thereunder (subject to a limit of 25,000 shares with respect to which any individual may be granted options or stock appreciation rights during any calendar year), and to permit the grant of stock options to newly-elected directors at the time of election (Proposal 2);

  (3) To ratify the appointment by the Board of Directors of the firm of Ernst & Young as independent auditors of the Corporation for the year ending December 31, 1994 (Proposal 3); and

  (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Pursuant to the Corporation's Bylaws, the Board of Directors has fixed the close of business on March 25, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

  In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Corporation.

                                          By Order of the Board of Directors
                                          LOGO
                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

Chicago, Illinois
April 4, 1994

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                      LOGO
                                 6700 West
                                North Avenue
                               Chicago,
                               Illinois
                               60635
                               (312) 622-
                               5000

                               ----------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 4, 1994

                               ----------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This proxy statement is furnished to shareholders of St. Paul Bancorp, Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the 1994 annual meeting of shareholders (the "Annual Meeting") to be held on Wednesday, May 4, 1994 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof. This proxy statement and the accompanying proxy are initially being mailed to shareholders on or about April 4, 1994.

  The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to consider and vote upon a proposed amendment to the Corporation's Stock Option Plan to increase by 175,000 the number of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") reserved for issuance thereunder (subject to a limit of 25,000 shares with respect to which any individual may be granted options or stock appreciation rights ("SARs") during any calendar year), and to permit the grant of stock options to newly-elected directors at the time of election; (3) to ratify the appointment by the Board of Directors of the firm of Ernst & Young as independent auditors of the Corporation for the year ending December 31, 1994; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (1) FOR PROPOSAL 1 TO ELECT EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS; (2) FOR PROPOSAL 2 TO AMEND THE CORPORATION'S STOCK OPTION PLAN TO INCREASE BY 175,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER (SUBJECT TO A LIMIT OF 25,000 SHARES WITH RESPECT TO WHICH ANY INDIVIDUAL MAY BE GRANTED OPTIONS OR SARS DURING ANY CALENDAR YEAR), AND TO PERMIT THE GRANT OF STOCK OPTIONS TO NEWLY-ELECTED DIRECTORS AT THE TIME OF ELECTION; AND (3) FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1994. Except for procedural matters incident to the conduct of the Annual Meeting, the Corporation does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

  The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Corporation a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with Clifford M. Sladnick, Senior Vice President, General Counsel and Corporate Secretary, at 6700 West North Avenue, Chicago, Illinois 60635.

  The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation and the Bank (as hereinafter defined), through their directors, officers and employees, may also solicit proxies personally or by telephone or telecommunication. The Corporation also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Corporation also has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

  The securities which can be voted at the Annual Meeting consist of shares of Common Stock of the Corporation, with each share entitling its owner to one vote on all matters. There is no cumulative voting of shares. The close of business on March 25, 1994 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the Annual Meeting. The number of shares of the Corporation's Common Stock outstanding on March 25, 1994 was 19,696,331. There were approximately 7,587 record holders of the Corporation's Common Stock as of that date. The presence, in person or by proxy, of at least one-third of the total number of issued and outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum at the Annual Meeting.

  Votes cast, either in person or by proxy, will be tabulated by The First National Bank of Boston. Under Delaware corporate law and the Corporation's Bylaws, directors are elected by plurality of votes of shares present (in person or by proxy) and entitled to vote. Pursuant to the terms of the Corporation's Stock Option Plan, the affirmative vote of holders of a majority of the shares voted (in person or by proxy) is required to approve the proposed amendment to the Option Plan. Unless otherwise required by law or the Corporation's Certificate of Incorporation or Bylaws, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be counted as a vote cast on any matter presented at the Annual Meeting. Abstentions will have the same effect as a negative vote on Proposal 2.

  A copy of the annual report to shareholders for the year ended December 31, 1993 accompanies this proxy statement. THE CORPORATION IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1993 WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). SHAREHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE FORM 10-K, EXCLUDING EXHIBITS, BY WRITING TO CLIFFORD
M. SLADNICK, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ST. PAUL BANCORP, INC., 6700 WEST NORTH AVENUE, CHICAGO, ILLINOIS 60635. THE CORPORATION WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON REQUEST DIRECTED TO THE SAME ADDRESS FOR A REASONABLE FEE.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

  Under the Corporation's Bylaws, the number of directors is set at ten. The directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified.

  At the 1994 Annual Meeting, each of three directors will be elected for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees. The Board of Directors believes that each of the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may nominate.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth the names of the Board of Directors' three nominees for election as directors and those directors who will continue to serve as such after the 1994 Annual Meeting. Also set forth is certain other information, some of which has been obtained from the Corporation's records and some of which has been supplied by the nominees and continuing directors, with respect to each such person's age at March 25, 1994, the periods during which such person has served as a director of St. Paul Federal Bank For Savings (the "Bank", or "St. Paul Federal"), a wholly-owned subsidiary of the Corporation, and positions currently held with the Corporation. Each person has been a director of the Corporation since its formation in 1987, except for Patrick J. Agnew, who joined the Board in 1989, and John W. Croghan and Jean C. Murray, O.P., who joined the Board in 1993.

                                          DIRECTOR
                                             OF
                                          THE BANK      POSITIONS HELD WITH     EXPIRATION
                                      AGE   SINCE         THE CORPORATION        OF TERM
                                      --- --------      -------------------     ----------
 NOMINEES FOR 3-YEAR TERM:
 Joseph C. Scully (a)(b)(c)(d)(e)(f). 53    1980                                   1997
                                                       Chairman of the Board,
                                                      Chief Executive Officer
                                                            and Director
 John J. Viera (e)(g)(h)(i).......... 62    1978              Director             1997
 James B. Wood (a)(b)(d)(f)(g)....... 73    1982              Director             1997
 CONTINUING DIRECTORS:
 Patrick J. Agnew (a)(b)(c)(d)(e)(f). 51    1989                                   1995
                                                     President, Chief Operating
                                                        Officer and Director
 William A. Anderson (b)(f)(g)....... 68    1985              Director             1995
 Alan J. Fredian (c)(h)(i)........... 63    1977              Director             1995
 Jean C. Murray, O.P.(e)............. 66    1993              Director             1995
 John W. Croghan (f)................. 63    1993              Director             1996
 Kenneth J. James (a)(b)............. 61    1987              Director             1996
 Michael R. Notaro (c)(d)(h)(i)...... 75    1966              Director             1996

- --------
(a)Member of the Loan Committee of the Bank.
(b)Member of the Loan Loss Reserve Committee of the Bank.
(c)Member of the Profit Sharing, Pension and ESOP Trust Committee of the Bank.
(d)Member of the Executive Committees of the Corporation and the Bank.
(e)Member of the Corporate Responsibility Committee of the Bank.
(f)Member of the Investment Committee of the Bank.
(g)Member of the Audit and Accounting Committees of the Corporation and the Bank.
(h)Member of the Organizational Planning Committees of the Corporation and the Bank.
(i)Member of the Stock Option Committee of the Corporation.

  The principal occupation of each nominee and continuing director of the Corporation for the past five years is set forth below.

  JOSEPH C. SCULLY joined the Bank in 1963 as a real estate appraiser. He was appointed Assistant Vice President in 1965, Vice President in 1968, Corporate Secretary in 1971 and Senior Vice President in 1974. He was elected President, Chief Operating Officer and a Director in 1980. He was elected Chief Executive Officer in 1982. He served as President until December 1989 when he was elected Chairman of the Board. He holds undergraduate and graduate degrees from Loyola University. In 1981, Loyola University named him alumnus of the year. He served as a member of the board of the Community Investment Corporation and was its chairman from 1983 through 1986. He served as the 1988 National Chairman of The Institute of Financial Education of the United States League of Savings Institutions and is chairman of the Equity Assurance Commission of Oak Park. He serves as a trustee of Loyola University and chairman of its Investment Committee, and is the past chairman of Business Mobilized for Loyola University, the Federal Savings and Loan Council of Illinois and the Chicagoland Association of Savings Institutions. He serves on the Board of Directors of the Oak Park Housing Center. He is also a member of the United States Federal Affairs Policy Committee.

  JOHN J. VIERA is a Corporate Vice President of Commonwealth Edison Company. He holds an undergraduate degree in electrical engineering from Marquette University and a graduate degree in business administration from the Illinois Institute of Technology. Since joining Commonwealth Edison Company in 1957, he has held several engineering and administrative positions. Mr. Viera is a member of the Economic and Serra Clubs of Chicago, a Northwestern Associate and Treasurer of Chicago Community Ventures, Inc. He is a board member of the Illinois Housing Development Authority and a trustee of Roosevelt University and the Chicago Architecture Foundation. He is a member of the advisory boards for Marquette University, Urban Gateways and Catholic Charities. Mr. Viera maintains memberships in the Western Society of Engineers and the Institute of Electronic and Electrical Engineers.

  JAMES B. WOOD is President of Equity Builders of Illinois, Inc., with which he has been affiliated since 1954. Equity Builders of Illinois, Inc. is a construction firm engaged in the development of apartments and single-family homes. Mr. Wood is past president of Northern Illinois Home Builders and a former director of Standard Alliance Industries, Inc. He is past president of the Oak Park-River Forest High School Board of Education and a life trustee of West Suburban Hospital. Mr. Wood holds an undergraduate degree from Indiana University and a graduate degree from Harvard Business School.

  PATRICK J. AGNEW joined the Bank in 1979 as General Counsel. He was appointed President, Chief Operating Officer and a Director in December 1989. Prior to joining the Bank, he was a partner in the law firm of Righeimer, Martin and Cinquino, legal counsel to the Bank. Mr. Agnew holds a juris doctor degree from DePaul University College of Law. He serves on the boards of directors of the Oak Park Development Corporation, the Oak Park Education Foundation and the Oak Park YMCA. Mr. Agnew is a trustee of West Suburban Hospital and is a member of the President's Council of Rosary College.

  WILLIAM A. ANDERSON is a Certified Public Accountant and a retired partner of Ernst & Young. While with that firm, he specialized in providing professional accounting services to the savings and loan industry. Since his retirement he has provided consulting services to financial institutions and other companies. He has served on various charitable and professional boards. He is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs. Mr. Anderson holds a bachelor's degree in accounting from the University of Illinois.

  JOHN W. CROGHAN is Chairman of Lincoln Capital Management Company, a Chicago-based investment counseling firm, of which he was a founder in 1967. Mr. Croghan is a graduate of Loyola University and holds a Masters of Business Administration degree from Harvard University. He is a director of Blockbuster Entertainment Corporation, Lindsay Manufacturing Company and the Morgan Stanley Emerging Markets Fund. Mr. Croghan serves on several non-profit boards, including Northwestern University and Evanston Hospital.

  ALAN J. FREDIAN is Professor of the Institute of Human Resources and Industrial Relations at Loyola University and has been affiliated with the University since 1967. Dr. Fredian is an organizational psychologist and president of Alan J. Fredian and Associates, management consultants. He has authored several books and publications. He is a member of the Academy of Management and the American Psychological Association's Division of Industrial and Organizational Psychology. He serves as chairman of Loyola University's Retirement Allowance Committee. He is a life member of the Board of Directors of Building Owners and Managers Institute International. He holds a doctorate degree in industrial psychology from the Illinois Institute of Technology.

  KENNETH J. JAMES is Chairman of the Board of James Investment Company, real estate developers, and J.S. James & Co., Inc., a real estate brokerage and management company. He is a director of Illinois Masonic Medical Center, the Robert R. McCormick unit of the Chicago Boys' and Girls' Clubs and the Homebuilders Association of Greater Chicago. He holds an A.B. degree in economics from Stanford University and a juris doctor degree from Northwestern University. He is a member of the Illinois Bar.

  JEAN C. MURRAY, O.P., has been President of Rosary College in River Forest, Illinois since 1981. She has been affiliated with the College since 1961, serving as a professor and an administrator in various capacities prior to her appointment as President. Dr. Murray has been a member of the Sinsinawa Dominicans since 1952. She holds an undergraduate degree in French from Rosary College and a doctorate degree in French from the University of Fribourg, in Switzerland. She also holds a certificate from the Institute of Educational Management at Harvard University. Dr. Murray is a member of the Board of Directors of Fenwick High School in Oak Park, Illinois, and the Association of Catholic Colleges. She is a member of the American Association of Teachers of French and the Associated Colleges of Illinois, and serves as the Chairperson of the Federation of Independent Illinois Colleges and Universities.

  MICHAEL R. NOTARO is retired from Computer Data Processing Corp., a privately-held firm which offered computer data processing services. From 1936 through 1990, Mr. Notaro was president of Chicago-based Statistical Tabulating Corporation, a privately-held firm founded by Mr. Notaro. Mr. Notaro is a trustee of DePaul University and former chairman of its board. He holds an honorary doctor of laws degree from DePaul University. He serves on the boards of Catholic Charities of Chicago, the Chicago Boys' Club and the Hundred Club of Cook County. He is a former trustee of the Illinois Institute of Technology and currently serves as a member of the Citizens Board of Loyola Hospital. Mr. Notaro is an emeritus member of the Finance Council for Cardinal Joseph Bernardin of the Archdiocese of Chicago. He is a Knight of St. Gregory and a Knight of Malta. He is co-trustee and co-executor of the George S. Halas Estate, deceased owner of the Chicago Bears.

DIRECTOR COMPENSATION

  Directors of the Corporation are not paid for attending meetings of the Board of Directors of the Corporation. Each director of the Corporation is also a director of the Bank. Non-employee directors of the Bank are paid an annual director's fee of $24,000, except that Mr. Notaro, as Chairman of the Executive

Committee, receives an annual director's fee of $36,000. In addition to the annual fee, non-employee directors receive board and committee meeting fees of $500 per meeting ($600 for committee chairpersons), based upon attendance. Non-employee directors also receive monthly meeting fees of $500 per month from St. Paul Financial Development Corporation and $200 per month from Annuity Network, Inc., which are both wholly-owned subsidiaries of the Corporation, as well as $300 per month from St. Paul Service, Inc., a wholly-owned subsidiary of the Bank. Directors who are employees of the Bank do not receive any such fees.

  The Corporation and the Bank have adopted a nonqualified retirement plan (the "Retirement Plan") for non-employee directors of the Corporation and the Bank. Under the Retirement Plan, as amended, eligible directors receive annual benefits consisting of a minimum of 60% (increasing to 70% for eleven or more years of service and increasing by an additional 1% for each year of service in excess of 20 years) of the regular annual compensation paid for services as a director of the Corporation, the Bank or any of their subsidiaries during the 12-month period immediately preceding a termination of service (or, if greater, during any 12 consecutive month period occurring during the three-year period immediately preceding a termination of service). The Retirement Plan, as amended, provides that benefits are paid once a director reaches age 70; after the director's permanent and total disability; after a director nominated by the Corporation is not reelected; or after termination following a change in control. For the definition of "change in control", see "Executive Compensation--Employment Agreements". Benefits are not paid if the director is removed from the board for "cause", as defined.

  Monthly payments are made under the Retirement Plan for the number of months equal to the number of full months the eligible director has served as a director. Directors have the right to elect to receive a lump-sum payment, as calculated based upon an actuarial determination of the present value of the plan's benefits. The Retirement Plan, as amended, provides for a spouse's benefit if the director is married at the time of death. Eligible directors must agree not to become an employee of any financial institution located within 50 miles of the Bank's headquarters for a one-year period after termination of service as a director in order to receive benefits. The Retirement Plan, as amended, provides that the obligation of the Corporation and the Bank to each eligible director will be funded as each such director becomes entitled to receive payment of benefits. The Retirement Plan may be amended or terminated at any time, but without affecting the vested rights of directors to receive benefits.

CORPORATE GOVERNANCE AND OTHER MATTERS

  The Board of Directors of the Corporation acts as a nominating committee for selecting nominees for election as directors and has made its nominations for the 1994 Annual Meeting. The Corporation's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. Public disclosure of the date of the 1994 Annual Meeting was made on March 16, 1994 by the issuance of a press release followed by a filing of a Current Report on Form 8-K under the Securities Exchange Act of 1934 (the "1934 Act") with the SEC. A shareholder's notice of nomination must also set forth certain information specified in
Article III, Section 13 of the Corporation's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Prior to printing this proxy statement, the Corporation had received no such nominations.

  The Boards of Directors of the Corporation and the Bank have each appointed a standing audit committee. During the year ended December 31, 1993, the audit committees each conducted four meetings. The current members of the audit committees are Messrs. Anderson, Viera and Wood. The duties of the committees include reviewing with management and the Corporation's independent accountant the annual financial statements, significant accounting policies, audit conclusions regarding significant accounting estimates and the independent accountant's letter to management concerning the effectiveness of financial and accounting controls. In addition, the committees review the scope of the annual independent accountant's audit and recommend to the Board of Directors the firm to be engaged as the independent accountant. The committees also oversee the Bank's internal audit function and review with the Director of Internal Audit his conclusions regarding the adequacy of the organization's internal controls. The committees may also examine and consider other matters relating to the financial affairs of the Corporation and the Bank as they determine appropriate.

  The Boards of Directors of the Corporation and the Bank have each appointed a standing organizational planning committee. During the year ended December 31, 1993, the organizational planning committees each conducted seven meetings. The current members of the organizational planning committees are Dr. Fredian and Messrs. Notaro and Viera. The organizational planning committees function as compensation committees. The duties of such committees include making recommendations to the Boards of Directors concerning compensation of executive officers and employee benefit plans. See "Executive Compensation--Report of the Organizational Planning and Stock Option Committees on Executive Compensation".

  The Boards of Directors of the Corporation and the Bank have each appointed a standing executive committee. The Bylaws of the Corporation and the Bank give the executive committees certain powers and authority in the management of the business and affairs of the Corporation and the Bank when the Boards of Directors are not in session. The executive committees also review and make recommendations to the Boards of Directors concerning the Corporation's and the Bank's annual budgets. During the year ended December 31, 1993, the executive committees each conducted three meetings. The current members of the executive committees are Messrs. Agnew, Notaro, Scully and Wood.

  The Board of Directors of the Corporation has appointed a standing stock option committee. The duties of the committee include making recommendations to the Board of Directors concerning eligible persons to whom options will be granted under the Corporation's stock option plan. During the year ended December 31, 1993, the stock option committee conducted three meetings. The current members of the stock option committee are Dr. Fredian and Messrs. Notaro and Viera. See "Executive Compensation--Report of the Organizational Planning and Stock Option Committees on Executive Compensation".

  During 1993, the Corporation's Board of Directors held twelve meetings. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Corporation's Board of Directors and the total number of meetings held by all committees of such board on which the director served.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth certain summary information concerning the compensation paid by the Corporation and its subsidiaries for services rendered during each of the fiscal years ended December 31, 1991, 1992 and 1993 to the Corporation's chief executive officer and to each of the four other most highly compensated executive officers of the Corporation determined as of December 31, 1993 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                             ANNUAL COMPENSATION (B)  COMPENSATION
                             ------------------------ ------------
                                                         AWARDS
                                                      ------------
                                                       SECURITIES
                                                       UNDERLYING   ALL OTHER
     NAME AND PRINCIPAL                       BONUS   OPTIONS/SARS COMPENSATION
          POSITION           YEAR SALARY ($)  $ (A)       # (C)      ($) (D)
     ------------------      ---- ---------- -------- ------------ ------------
Joseph C. Scully............ 1993  $323,699  $182,375    37,500      $146,041
 Chairman of the Board       1992   279,384   348,690    37,500       140,625
 and Chief Executive Officer 1991   266,701   302,317      0              --
Patrick J. Agnew............ 1993   231,028   179,595    37,500        96,285
 President and Chief         1992   201,119   317,423    37,500        86,783
 Operating Officer           1991   191,989   252,780      0              --
Robert N. Parke............. 1993   136,299    75,811      0            5,730
 Senior Vice President,
  Finance                    1992   129,800   145,253    18,000         8,206
 and Chief Financial Officer 1991   123,907   126,174      0              --
Thomas J. Rinella........... 1993   143,642    73,375      0            6,038
 Senior Vice President,
  Marketing                  1992   136,804   140,227    18,000         8,648
 and Community Lending       1991   130,594   124,266      0              --
Clifford M. Sladnick........ 1993   133,695    57,138    15,000         5,620
 Senior Vice President,
  General                    1992   117,804   108,244    18,000         7,447
 Counsel and Corporate
  Secretary                  1991   104,715    87,248    15,000           --

- --------
(a) Includes incentive compensation paid in July of 1991, 1992 and 1993 to the Bank's officers based on a percentage of earnings, as well as annual holiday bonuses (3% of base compensation) paid in December of each year. Incentive compensation, if any, is paid in July of each year based upon the Corporation's earnings during the preceding twelve month period, and is included in the table based on the amount earned with respect to each year presented. The amount of incentive compensation earned by the named executive officers for the last six months of 1993 is not yet calculable.
(b) Certain executive officers of St. Paul Federal receive indirect compensation in the form of personal benefits; including insurance premiums, personal tax, financial and estate planning services, club memberships and the use of automobiles. The amount of such indirect compensation in 1993 did not exceed, with respect to any executive officer, the lesser of $50,000 or 10% of the total amount of annual salary and bonus paid to such officer.
(c) Represents stock options granted on June 20, 1991, June 22, 1992 and June 3, 1993 under the Corporation's Stock Option Plan to purchase the stated number of shares of the Corporation's Common Stock at exercise prices of $9.1667, $12.00 and $14.1667 per share, respectively. The number of shares subject to the stock options and the per share exercise prices have been adjusted to reflect the Corporation's three-for-two stock split on January 4, 1994. Although the Corporation's Stock Option Plan permits the grant of stock appreciation rights ("SARs"), no grants of SARs have been made.
(d) Consists of contributions to the Corporation's Employee Stock Ownership Plan (the "ESOP") with respect to Mr. Parke, Mr. Rinella, and Mr. Sladnick. With respect to Messrs. Scully and Agnew, for 1993 consists of ESOP contributions of $9,914 and $9,712, respectively, deferred compensation of $135,565 and $86,573, respectively, earned under their respective employment agreements, as well as $562 of preferential amounts (interest in excess of 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code) earned by Mr. Scully on deferred compensation. Pursuant to SEC rules, "All Other Compensation" does not include amounts earned for the fiscal year ended December 31, 1991.

STOCK OPTION GRANTS

  The following table sets forth certain information concerning the grant of stock options under the Corporation's Stock Option Plan during the fiscal year ended December 31, 1993 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                          NUMBER OF
                          SECURITIES    % OF TOTAL                           GRANT
                          UNDERLYING   OPTIONS/SARS  EXERCISE OR              DATE
                         OPTIONS/SARS    GRANTED     BASE PRICE             PRESENT
                           GRANTED     TO EMPLOYEES   ($/SHARE)  EXPIRATION  VALUE
NAME                     (#) (A) (B)  IN FISCAL YEAR     (B)        DATE    ($) (C)
- ----                     ------------ -------------- ----------- ---------- --------
Joseph C. Scully........    37,500        17.24        $14.167    7-03-03   $235,988
Patrick J. Agnew........    37,500        17.24         14.167    7-03-03    235,988
Robert N. Parke.........       --           --             --         --         --
Thomas J. Rinella.......       --           --             --         --         --
Clifford M. Sladnick....    15,000         6.90         14.167    7-03-03     94,395

- --------
(a) All options were granted with an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. Options granted under the Stock Option Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the date of grant, provided that options are 100% exercisable for any employee who has completed five years of employment with the Corporation. The options also become exercisable upon any merger or consolidation in which the Corporation is not the surviving entity.
(b) Number of options granted and exercise price per share have been adjusted to reflect the Corporation's three-for-two stock split on January 4, 1994.
(c) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an employee will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to variables such as interest rates (based on the ten-year U.S. Treasury rate of 6% on date of grant), stock price volatility (based on the Corporation's 180-day stock price history from date of grant), future dividend yield (based on the Corporation's quarterly dividend rate and 180-day stock price history from date of grant), and ten-year period of exercisability. No adjustments were made for non-transferability and risk of forfeiture.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth certain information, with respect to the named executive officers, concerning the exercise of options during the fiscal year ended December 31, 1993 and the value of unexercised options held as of December 31, 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED   THE-MONEY OPTIONS/SARS AT
                                                        OPTIONS/SARS AT           FISCAL YEAR-END
                         SHARES ACQUIRED   VALUE    FISCAL YEAR-END (#) (A)         ($) (A) (B)
                                ON        REALIZED ------------------------- -------------------------
NAME                     EXERCISE (#) (A) ($) (A)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ---------------- -------- ----------- ------------- ----------- -------------
Joseph C. Scully........        --            --     345,000         --      $3,687,490         --
Patrick J. Agnew........        --            --     202,500         --       1,965,620         --
Robert N. Parke.........      7,500       $82,500     78,000         --         846,498         --
Thomas J. Rinella.......        --            --      85,500         --         937,123         --
Clifford M. Sladnick....        --            --      26,625      33,375        253,030    $229,968

- --------
(a) Adjusted for Corporation's three-for-two stock split on January 4, 1994.
(b) Market value of underlying securities at year-end, minus the exercise price.

REPORT OF THE ORGANIZATIONAL PLANNING AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

 Overview and Philosophy

  The Organizational Planning Committee (the "Planning Committee") and the Stock Option Committee (together with the Planning Committee herein referred to as the "Committee") of the Corporation's Board of Directors are both composed of three outside directors, Dr. Fredian and Messrs. Notaro and Viera. Mr. Faustin A. Pipal was a director of the Corporation and a member of the Committee until his death on January 17, 1994. The Planning Committee is responsible for developing and making recommendations to the Board with respect to the Corporation's executive compensation policies. In addition, the Planning Committee determines annually the compensation that is paid to the Chief Executive Officer and the other executive officers of the Corporation, subject to Board approval. The Stock Option Committee selects, subject to Board approval, the eligible persons to whom options will be granted based on each individual's performance and responsibilities. The Stock Option Committee prescribes the terms and provisions (which need not be identical) of each option granted under the Option Plan.

  The Committee has outside compensation consultants available and access to independent national, regional and industry compensation survey information.

  The objectives of the Corporation's executive compensation program are to:

  . Directly tie individual executive pay to corporate performance;

  . Support the achievements of the long-and short-term strategic goals and performance objectives of the Corporation;

  . Provide a competitive compensation program that will attract and retain talented and qualified executives while rewarding individual achievement and contribution; and

  . Align the executives' interests with corporate success by making a substantial portion of compensation subject to profitability.

  The Corporation's executive compensation program provides an overall level of compensation opportunity that is competitive within the thrift and banking industry. The Committee will use its discretion to set executive compensation where, in its judgment, external, internal or individual circumstances warrant it.

 The 1993 Tax Act

  The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code of 1986, as amended (the "Code"), which generally limits to $1.0 million the Corporation's allowable deduction for federal income tax purposes of certain compensation paid to executive officers, except for certain "performance-based" compensation and certain compensation related to employee benefit plans.

  The Committee has considered the implications of this new law and has concluded that, since the cash compensation paid to the Corporation's executive officers is significantly below the $1.0 million limitation, no general policy with respect to this matter is necessary at this time. The Corporation, however, could be impacted by this new law to the extent that option exercises by executive officers cause an individual's compensation in a particular year to exceed $1.0 million. Accordingly, the Committee has determined to amend the Corporation's Stock Option Plan to conform with the new law. See "Proposed Amendment to Stock Option Plan--Reasons for Option Plan and Amendment--Annual Limitation".

 Executive Officer Compensation Program

  The Corporation's executive officer compensation program consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, deferred compensation, personal benefits such as tax services, club memberships, financial planning and the use of automobiles, and various benefits including medical and retirement plans generally available to employees of the Corporation. The executive officer compensation program is reviewed, with the assistance of an independent compensation consultant, relative to other well-managed large thrift institutions, regional thrifts and local bank competitors (the "Compensation Peer Group"). The Compensation Peer Group (which consists of 20 large national thrifts, eight regional and local thrifts and five local banks) is used to compare the Corporation's compensation packages to that of other companies that compete with the Bank for executives. The Committee believes that this peer group, which differs from the published NASDAQ indices utilized in the Comparative Performance Graph set forth below, is appropriate for executive compensation purposes.

  Base Salary. Executive officer base salaries are set relative to market data and surveys of the Compensation Peer Group. Base salaries are reviewed position by position and are generally set at levels lower than market due to the large emphasis on incentive compensation determined by annual corporate and individual performance. Overall base salaries for the named executive officers average 20% below the combined base salaries of the Compensation Peer Group. In determining base salaries, the Committee also takes into consideration individual experience and contributions, as well as level of responsibility.

  Annual Incentive Compensation. The officer incentive compensation program is the Corporation's annual incentive program for corporate officers. The purpose of the incentive compensation program is to provide a direct link between executive officer compensation and corporate earnings. The Planning Committee believes that compensation tied to corporate performance strengthens management's incentive to increase the Corporation's profitability. Accordingly, annual incentive compensation is a significant component of the executive officers' total cash compensation. For the named executive officers, the portion of compensation attributable to the incentive program in 1993 ranged from 40% to 56% of total compensation.

  Incentive compensation for all corporate officers has averaged 5% of the Corporation's earnings for the preceding twelve-month period, without deducting for net additions to general loss reserves and taxes (but reduced by specific loan loss reserves and loan charge-offs) and has been distributed to officers based on individual performance and corporate level. In the absence of earnings, no bonus is paid.

  In fiscal 1993, the Corporation's net earnings increased by 9.8%, or $3,700,000, over 1992. The Planning Committee believes that the annual incentive program provides an excellent link between the level of the Corporation's earnings and the incentives paid to executive officers.

  Individual incentive bonus awards to the executive officers are determined, at the discretion of the Planning Committee, based on individual performance and achievement. The annual incentive bonus, when combined with base salary, resulted in average compensation payments to the named executive officers at 6% above the average of the Compensation Peer Group. The Planning Committee believes that the level of compensation paid to the named executive officers during 1993 was appropriate based upon the Corporation's financial performance and the significant portion of compensation tied to corporate performance.

  Stock Options. The Board of Directors of the Corporation believes that stock options are important to increase the incentive and to attract and encourage the continued employment and service of executive officers and other key officers and employees by facilitating their purchase of a stock interest in the Corporation. The Stock Option Committee believes that the grant of stock options aligns management with the interests of the Corporation's stockholders, while creating another form of performance-based compensation.

  The Stock Option Plan authorizes the Stock Option Committee to administer the plan and make recommendations to award stock options to key officers, directors and employees. Stock options are granted at the discretion of the Stock Option Committee, with grants generally made based on individual contributions and upon promotion. Stock options are granted at an option price equal to the fair market value of the Corporation's Common Stock on the date of grant, have ten year terms and have exercise restrictions based on length of service. The amount of stock option grants increases according to salary and position within the Corporation.

  In fiscal 1993, the named executive officers received stock option grants for an aggregate of 90,000* shares of Common Stock, at an exercise price of $14.17* per share. These grants represent 41.0% of all stock options granted in fiscal 1993 and, based on option prices, result in an average multiple of 1.67 times 1993 total annual cash compensation for this group. These grants were made by the Committee to reward outstanding individual performance, which resulted in successful acquisition activity and regulatory improvements.

  Deferred Compensation Plan. A deferred compensation plan is provided to Messrs. Scully and Agnew as part of their long-term incentive compensation program. This plan, as specified in their employment agreements, requires that a specified sum be credited annually to their account. In fiscal 1993, the amounts credited (without earnings) for Messrs. Scully and Agnew were $135,565 and $86,573, respectively, representing 20% of Mr. Scully's and 15% of Mr. Agnew's annual compensation.

  Benefits. The Corporation provides medical, life insurance and retirement benefits to the executive officers that are generally available on the same terms to other employees of the Corporation. Certain executive officers receive indirect compensation in the form of personal benefits; including insurance premiums, personal tax services, financial planning, club memberships and the use of automobiles. As to each executive officer, the amount of these perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed the lesser of either $50,000 or 10% of annual compensation for fiscal 1993.
- --------
*Adjusted for the Corporation's three-for-two stock split on January 4, 1994.

 Chief Executive Officer Compensation

  At the beginning of fiscal 1993, Mr. Scully's base salary was $286,200. During the year, Mr. Scully received a base salary increase of $75,000, representing an increase of 26% effective July 1, 1993. His base salary at the end of the fiscal year was $361,200. Mr. Scully's base salary is reviewed annually by the Committee. The Committee consults with an independent compensation consultant who conducts a custom survey of the Compensation Peer Group. The survey data is used to develop trend line analysis which shows the relationship between CEO total compensation and return on assets, as well as CEO total compensation and institution asset size. In both cases, because the Corporation's base salaries are set at the low end of the market data range, allowing for an effective incentive compensation program, Mr. Scully's base salary was considerably below the trend line and, therefore, the above increase resulted in an adjustment from 37% to 27% below the peer group.

  Mr. Scully received a bonus in fiscal 1993 of $325,000 for the period from July 1, 1992 through June 30, 1993. The bonus was the result of corporate performance for the above period and was paid from a pool which averaged 5% of the Corporation's earnings for such period, without deducting for net additions to general loss reserves and taxes (but reduced by specific loan loss reserves and loan charge-offs).

  In fiscal 1993, net earnings of the Corporation rose to $41.4 million, an increase of 9.8% over 1992. In addition, return on average assets (ROA) increased to 1.10%, with return on average equity (ROE) at 12.77%. Through Mr. Scully's leadership of the Corporation's senior management group, the Bank successfully acquired Elm Financial Services, Inc., adding approximately $366 million in assets and adding eight retail banking offices. The Bank also improved its regulatory position during the year.

  The Committee believes that Mr. Scully has managed the Corporation well in a challenging business environment for financial institutions, and has achieved financial results generally equivalent to the Compensation Peer Group. Mr. Scully's total cash compensation paid in 1993 was 6% above the average of the Compensation Peer Group. The Planning Committee believes that this level of compensation was appropriate based on Mr. Scully's individual contributions to the financial performance of the Corporation.

  The stock options for 37,500* shares granted to Mr. Scully in fiscal 1993 brought his cumulative option grants to 345,000* since the Corporation's formation in 1987. The 1993 grant was made by the Committee to reward Mr. Scully for his outstanding leadership of the Corporation's senior management group.

                        Submitted by the Members of the
                       Organizational Planning Committee
                         and the Stock Option Committee

              Michael R. Notaro, Chairman        Alan J. Fredian
                                                 John J. Viera

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Faustin A. Pipal served on the Organizational Planning Committee and the Stock Option Committee of the Corporation until his death on January 17, 1994. Mr. Pipal was formerly an executive officer of the Corporation.

COMPARATIVE PERFORMANCE GRAPH

  The following graph, which is required under a recently adopted SEC rule, sets forth comparative information regarding the Corporation's cumulative shareholder return on its Common Stock over the last five fiscal years. The shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Corporation's cumulative shareholder return, based on an investment of $100 the beginning of the five-year period beginning January 1, 1989, is compared to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Bank Stock Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
                 AMONG ST. PAUL BANCORP, NASDAQ AND NASDAQ BANK

                             [GRAPH APPEARS HERE]

Measurement Period           ST. PAUL                    NASDAQ
(Fiscal Year Covered)        BANCORP        NASDAQ       BANK
- ---------------------        ----------     ---------    ----------
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $157.90        $121.24      $111.15
FYE 12/31/90                 $ 79.31        $102.96      $ 81.40
FYE 12/31/91                 $131.66        $165.21      $133.57
FYE 12/31/92                 $233.82        $192.10      $194.19
FYE 12/31/93                 $290.35        $219.21      $221.32

  Employment Agreements. The Corporation and the Bank have entered into employment agreements with Joseph C. Scully, Chairman of the Board and Chief Executive Officer, and Patrick J. Agnew, President and Chief Operating Officer.

  The salaries for Messrs. Scully and Agnew for the twelve month period ending June 30, 1994 are $361,200 and $256,032, respectively. Each officer receives annual salary increases as determined by the Bank's Board of Directors. Both Mr. Scully and Mr. Agnew are entitled to participate in any discretionary bonuses and retirement or other benefit plans applicable to the Corporation's or the Bank's executive officers. The employment agreements for Messrs. Scully and Agnew, as amended, are each for terms of three years, with each expiring on June 21, 1996. The Corporation and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer, renew the employment agreements for one additional year on each anniversary date, commencing with the June 21, 1994 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date. The employment agreements provide that the terms thereof are automatically terminated upon the officer attaining the age of 65.

  The employment of Messrs. Scully and Agnew may be terminated by the Boards of Directors of the Corporation and the Bank at any time; provided, however, that if the termination is not for cause, as defined in the agreements, each is entitled: (a) to receive a lump sum payment in an amount equal to his then-current compensation (including any bonuses paid during the then-current fiscal year and deferred compensation credited for the preceding year) calculated for a period equal to the remaining term of the agreement (provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation) and (b) subject to certain limitations, to continue to participate in retirement and other benefit plans for the remaining term of the agreement, to be funded by an irrevocable trust established by the Corporation and the Bank. Such lump sum payments for termination without cause would be $2,494,428 and $ 2,023,608 for Messrs. Scully and Agnew, respectively, based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, assuming a remaining term of three years. However, if the termination of employment is in connection with a change in control, the lump sum severance payment would instead be calculated in accordance with the provisions described below.

  If any such officer terminates his employment without the consent of both Boards, then the agreements restrict the terminating officer for one year or the remaining term of the agreement plus six months, whichever is less, from being employed by a competing bank, savings bank, savings and loan association or mortgage banking company, or a holding company affiliate of any of the foregoing, having an office in Illinois within 50 miles of the Bank's home office, out of which the terminating officer would be primarily based.

  If, during the term of the employment agreements, there is a "change in control" of the Corporation or of the Bank, and the employment of Messrs. Scully or Agnew is terminated, voluntarily or involuntarily, within two years thereafter (except by reason of normal retirement, disability, death or for cause), each will be entitled to receive, as liquidated damages for services previously rendered, a lump sum cash payment. Such payment will be in the amount of one year's then-current compensation, including deferred compensation and any bonuses paid during the past twelve months, if employment is voluntarily terminated without "good reason", defined in the agreements as, among other things, a material reduction in the officer's salary or deferred compensation, a material reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles or a material reduction in his position, authority, duties or responsibilities. If the officer's employment is terminated by him voluntarily with good reason or involuntarily by the Corporation or the Bank, such payment will be equal to the sum of (X) the amount of the officer's then-current compensation which, but for such termination, would be payable for the remaining term of the agreement, plus (Y) one year's then-current compensation; provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation. Based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, such payments would be $831,476 and $674,536 for Messrs. Scully and Agnew, respectively, if employment were terminated as described in the second sentence of this paragraph, and, $2,494,428 and $2,023,608, respectively, if employment were terminated as described in the third sentence of this paragraph. This payment will be in lieu of the lump sum amount payable for termination without cause. The agreements also permit Messrs. Scully and Agnew to receive a lump sum amount equal to, but in lieu of, the above payment if they elect to terminate their employment agreements while continuing to work for the Corporation and the Bank following a change in control. In addition, such officers would be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the

Corporation and the Bank. The employment agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Code.

  A "change in control" of the Corporation will be deemed to have occurred if
(i) any person becomes the beneficial owner of 25% or more of the Corporation's voting shares; (ii) any person receives certain regulatory approvals to acquire control of the Corporation; (iii) any person enters into a binding agreement to acquire (by means of stock purchase, tender offer or merger) beneficial ownership of 25% or more of the Corporation's voting shares, provided that a change in control would not be deemed to occur unless the Board of Directors makes a determination that such action constitutes a change in control, and further provided that a change in control shall no longer be deemed to have occurred upon any termination of such an agreement; (iv) any person becomes the beneficial owner of 10% to 25% of the Corporation's voting shares, provided that the OTS has made a determination that such ownership constitutes a change in control of the Corporation; (v) any person (other than persons named as proxies solicited on behalf of the Corporation) holds irrevocable proxies for 25% or more of the Corporation's voting shares, provided that the Board of Directors has made a determination that such action constitutes a change in control; and (vi) as the result of any tender offer, business combination or contested proxy solicitation, the persons who were directors prior to such transaction cease to constitute at least two-thirds of the Board of Directors of the Corporation. The Board of Directors may de-trigger any transaction or event (pursuant to which any person became the beneficial owner of up to 50% of the Corporation's voting shares) which terminates or ceases to exist. A "change in control" of the Bank will be deemed to have taken place if the Corporation's beneficial ownership of the total number of outstanding voting shares of the Bank is reduced to less than 50%.

  The employment agreements with Messrs. Scully and Agnew each provide for deferred compensation. In general, the employment agreements require St. Paul Federal to credit a specified sum annually as deferred compensation for each of these officers. The accrued payments will be paid to a named beneficiary if the officer dies prior to retirement. In case of involuntary termination before the end of the term of the agreement, the officer will receive the entire accrued amount in annual payments over a period of ten years or a lesser period at the option of the Bank. If the officer voluntarily terminates his employment, 75% of the accrued amount will be payable to the officer in five annual payments. If the officer remains in the employment of St. Paul Federal until he retires due to age, early retirement or disability and refrains from engaging in any competitive business, as described above, the accrued payments will be paid to the officer in ten annual installments or a lesser period at the option of the Bank. Each officer may elect, one year prior to the officer's retirement, to extend the period within which he or his beneficiaries will receive distribution of the accrued payments to a period not in excess of 15 years, except that at the option of the Bank it may be paid over a lesser period. Also, at the option of the Bank and with the consent of the officer, distribution of the accrued payments may begin at age 70 and such payments may be made over a 15-year period. The employment agreements permit Messrs. Scully and Agnew to direct that deferred compensation contributions be deemed to be invested in government securities, the Common Stock of the Corporation or such other types of investments as directed by the officer.

  Severance Agreements. The Corporation and the Bank have entered into severance agreements with the senior vice presidents and first vice presidents of the Corporation and the Bank, including Robert N. Parke, Thomas J. Rinella and Clifford M. Sladnick, Senior Vice Presidents of the Corporation and the Bank. Under these agreements, each officer is entitled to receive a severance payment in the event his employment with the Corporation and the Bank is terminated, voluntarily or involuntarily (except by reason of normal retirement, disability, death or for cause), within two years of a change in control of the Corporation or of the Bank.

  The severance agreements provide that each officer will receive one year's then-current compensation, including any bonuses paid and any deferred compensation credited to his account during the past twelve months, if he voluntarily terminates his employment without "good reason" (defined in the agreements to include, among other things, a material reduction in the officer's salary, a material reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles, or a material reduction in the position, authority, duties or responsibilities which existed prior to the change in control). In the event the employment of any such officer is terminated by him voluntarily with good reason or involuntarily by the Corporation or the Bank, he will receive three times his average annual compensation for the five-year period before termination. Based upon current salaries and the most recent incentive compensation payments received, the aggregate amount of such payments under the severance agreements would be $278,721, $281,453, and $250,723 for Messrs. Parke, Rinella, and Sladnick, respectively, if employment were terminated as described in the first sentence of this paragraph and would be $724,946, $740,743, and $559,595 for Messrs. Parke, Rinella, and Sladnick, respectively, if employment were terminated as described in the second sentence hereof. In addition, such employees will be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the Corporation and the Bank. The severance agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Internal Revenue Code.

  The severance agreements are each for terms of three years, with each expiring on December 20, 1996. The Corporation and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer renew the severance agreements for one additional year on each anniversary date, commencing with the December 20, 1994 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date.

  Pension Plans. St. Paul Federal maintains a qualified noncontributory pension plan administered by trustees appointed by the Board of Directors of the Bank for its employees and the employees of its subsidiaries. All of the current trustees are members of the Bank's Board of Directors. The plan covers those employees who have reached the age of 21 and who have completed at least 1,000 hours of employment in a 12-month period. Contributions are determined in accordance with actuarial principles, subject to the approval of the Board of Directors. Accrued benefits of eligible employees become vested after five years of service.

  The Board of Directors has adopted an excess benefit plan entitled the "St. Paul Federal Supplemental Retirement Plan and Excess Benefit Plan". The purpose of this plan is to provide employees who are participants in the pension plan with benefits which are not currently available because such benefits would be in excess of the limitations on contributions and benefits imposed by the Code.

  The following table shows estimated aggregate annual pension benefits at age 65 payable to employees under the pension plan and the supplemental benefit plan in the form of a single life annuity for various levels of compensation and years of credited service, without any limitations on benefits imposed by the Code:

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
COMPENSATION (A)                       15       20       25       30       35
- ----------------                    -------- -------- -------- -------- --------
$150,000........................... $ 48,641 $ 65,546 $ 82,452 $ 99,357 $108,739
 200,000...........................   65,701   88,606  111,512  134,418  146,999
 250,000...........................   82,801  111,706  140,612  169,518  185,299
 300,000...........................   99,901  134,806  169,712  204,618  223,599
 350,000...........................  117,001  157,906  198,812  239,718  261,899
 400,000...........................  134,101  181,006  227,912  274,818  300,199
 450,000...........................  151,201  204,106  257,012  309,918  338,499
 500,000...........................  168,301  227,206  286,112  345,018  376,799
 550,000...........................  185,401  250,306  315,212  380,118  415,099
 600,000...........................  202,501  273,406  344,312  415,218  453,399
 650,000...........................  219,601  296,506  373,412  450,318  491,699
 700,000...........................  236,701  319,606  402,512  485,418  529,999
 750,000...........................  253,801  342,706  431,612  520,518  568,299

- --------
(a) Compensation is assumed to be the average of the final 60 months of compensation, which includes base salary plus incentive compensation (as set forth under "Annual Compensation" in the Summary Compensation Table with respect to the named executive officers), multiplied by 12. Benefits shown reflect the Social Security offset allowance as defined in the pension plan.

  The amount of any lump sum payment under the plans is calculated based upon an actuarial determination of the present value, as of the date of retirement, of the annual pension benefits.

  Messrs. Scully, Agnew, Parke, Rinella and Sladnick had 30, 14, 16, 25 and 4 years of credited service, respectively, under the pension plan as of December 31, 1993.

  Certain Transactions. Certain directors and executive officers of the Corporation and the Bank, as well as certain members of their families and certain business entities with which they or their families are affiliated, are borrowers from the Bank. All such loans were made in the ordinary course of business, did not involve more than the normal risk of collection or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. All loans to directors and officers must be approved by the Board of Directors.

  Statistical Tabulating Corporation, the firm of which Michael R. Notaro was president, filed on February 27, 1990 for reorganization under Chapter 11 of the United States Bankruptcy Code and substantially all of its assets were sold on August 14, 1990.

                    PROPOSED AMENDMENT TO STOCK OPTION PLAN
                                  (PROPOSAL 2)

INTRODUCTION

  The St. Paul Bancorp, Inc. Stock Option Plan (the "Option Plan") was established by the Board of Directors of the Corporation in 1987, in connection with the Bank's conversion to stock form and the concurrent holding company formation, and was approved by the shareholders of the Corporation at the 1988 annual meeting. An amendment to the Option Plan was approved by the shareholders at the 1992 annual meeting to increase the number of shares of the Corporation's Common Stock reserved for issuance thereunder from 1,770,000 to 2,520,000.*

  The Board of Directors of the Corporation has now adopted, subject to shareholder approval, an amendment to the Option Plan to increase by 175,000, from 2,520,000 to 2,695,000, the number of shares of Common Stock reserved for issuance thereunder (subject to a limit of 25,000 shares with respect to which any individual may be granted options or SARs during any calendar year), and to permit the grant of stock options to newly-elected directors at the time of election. Except as amended, the provisions of the Option Plan will remain unchanged. The principal provisions of the Option Plan are summarized below.

  Assuming the presence of a quorum, the affirmative vote of holders of a majority of the shares voted, in person or by proxy, at the Annual Meeting is required to approve the amendment to the Option Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to amend the Corporation's Option Plan. The Board of Directors recommends a vote FOR approval of the amendment to the Option Plan.

REASONS FOR OPTION PLAN AND AMENDMENT

  Additional Shares. The Board of Directors of the Corporation believes that stock options are important to increase the incentive and to attract and encourage the continued employment and service of directors, officers and other key employees by facilitating their purchase of an equity interest in the Corporation. As of March 25, 1994, only 48,375 shares of Common Stock remain available for future option grants under the Option Plan. Approval of the proposed amendment will increase by 175,000, to 2,695,000, the number of shares of Common Stock reserved under the Option Plan, including 223,375 shares reserved for future options. Upon approval of the amendment, the number of shares reserved under the Option Plan for future grants plus shares subject to options granted and outstanding will represent approximately 9.86% of the sum of the number of outstanding shares of Corporation Common Stock, plus shares subject to outstanding options, and reserved for future grants, under the Option Plan.

  The Board of Directors has concluded that it is advisable that the Corporation and its shareholders continue to have the incentive of stock options available as a means of attracting and retaining directors, officers and key employees. As the Corporation progresses, officers and key employees are continually being retained or moving into positions where, in the judgment of the Board, an initial or increased option will be a valuable incentive and will serve to the ultimate benefit of the shareholders.

  The current intention of the Board of Directors is to utilize the 175,000 additional shares to be reserved under the Option Plan for grants to newly-hired and promoted officers.
- --------
*All share numbers have been adjusted to reflect the Corporation's three-for-two stock split on January 4, 1994.

  Annual Limitation. The proposed amendment to the Option Plan includes a limitation of 25,000 shares of the Corporation's Common Stock with respect to which any individual may be granted options or SARs during any calendar year.

  As discussed below, upon the exercise of non-incentive options or SARs, the Corporation is generally entitled to a compensation expense deduction for federal income tax purposes equal to the difference between the exercise price and fair market value of the Corporation's Common Stock on the date of exercise. Recently-enacted Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1.0 million the Corporation's federal income tax deduction of certain compensation paid to executive officers, except for certain "performance-based" compensation and certain compensation related to retirement or employee benefit plans.

  Section 162(m) of the Code and the proposed regulations recently issued by the United States Department of the Treasury exempt from the $1.0 million limitation compensation from the exercise of stock options or SARs granted under plans which satisfy certain conditions, including a requirement that the plan state the maximum number of shares with respect to which options or SARs may be granted during a specified period to any employee. The annual 25,000 share individual limitation is being added to the Option Plan to conform the plan to the requirements of Section 162(m) and the proposed regulations.

  Section 162(m) and the proposed regulations indicate that the $1.0 million limitation does not apply to compensation paid under existing contracts. Therefore, based upon its interpretation of Section 162(m) and the proposed regulations, the Corporation believes that, with the proposed amendment, currently outstanding options and any newly-granted options or SARs under the Option Plan will be exempt from the limitations of Section 162(m). To date, however, no final regulations have been issued with respect to Section 162(m). Accordingly, there can be no assurance that the Corporation will not be limited by Section 162(m) in the deductions it may take in the future with respect to options or SARs granted under the Option Plan.

  If the proposed amendment is approved, the annual 25,000 share limitation with respect to any individual will be effective for all option or SAR grants occurring subsequent to the date of the annual meeting.

  Director Options. The Option Plan as initially adopted provided that newly-elected outside directors will receive one-time option grants for 7,500 shares of Common Stock upon completion of three years of service as directors. Since the Option Plan's adoption, option grants have been utilized as one means to attract new officers. In its search for new outside directors during 1993, the Board of Directors realized that the availability of immediate stock option grants was also an important means to attract and retain qualified directors. Accordingly, the Board has determined to propose to amend the Option Plan to eliminate the existing requirement that options be granted to new directors upon completion of three years of service and to permit the one-time grant of options to purchase 7,500 shares to newly-elected directors at the time of election.

  At the time of their election to the Board of Directors on October 25, 1993, each of Jean C. Murray, O.P. and John W. Croghan were granted non-incentive options to purchase 7,500 shares of the Corporation's Common Stock at an exercise price of $19.0834 per share (the fair market value of the stock on the date of grant), subject to shareholder approval of the amendment to the Option Plan.

DESCRIPTION OF THE PLAN

  Under the Option Plan, as initially adopted, 1,770,000 shares of authorized but unissued Common Stock (equal to approximately 10% of the total number of shares of the Corporation's Common Stock issued in the Bank's conversion to stock form and concurrent holding company formation) were reserved for issuance. In 1992, the number of shares reserved under the Option Plan was increased to 2,520,000.

  The Option Plan is used primarily as an incentive for directors, officers and other key employees responsible for the decision making, policy formulation and personnel supervision which most directly affect the earnings of the Corporation and the welfare of its shareholders. The Option Plan provides for the grant of options that are intended to qualify as "incentive options" under
Section 422 of the Code, as well as non-incentive options. Outside directors of the Corporation are eligible only for a one-time grant of non-incentive options. The Option Plan also provides that stock appreciation rights ("SARs") relating to options may be granted to officers and other key employees under the Option Plan, but not to outside directors. The grant of an SAR permits the optionee to surrender an option and receive in exchange cash or shares of the Corporation's Common Stock equivalent to the difference between the fair market value of the stock subject to the option and the option exercise price. To date, no SARs have been granted under the Option Plan.

  The Option Plan is administered through a committee appointed by the Board of Directors consisting of no fewer than three outside directors. The current members of the option committee are Dr. Fredian and Messrs. Notaro and Viera. The option committee selects the eligible persons to whom options or SARs will be granted based on the participant's performance and responsibilities (other than non-employee directors of the Corporation, who are eligible only for one-time grant of options). The option committee prescribes the terms and provisions (which need not be identical) of each option and SAR granted under the Option Plan (other than options granted to non-employee directors of the Corporation).

  Under the Option Plan, all outside directors of the Corporation with one year of service on the Board of the Bank at the time of the conversion to stock form received a one-time grant of a non-incentive option for 15,000 shares, except that Mr. Faustin A. Pipal, as the then Chairman of the Board, received a one-time grant for 30,000 shares. Outside directors with less than one year of service on the effective date of the Option Plan received a one-time grant for 7,500 shares. These options were granted on the same general terms as other options granted pursuant to the Option Plan, except as described below. Subject to stockholder approval of the proposed amendment to the Option Plan, each of Jean C. Murray, O.P. and John W. Croghan, received a one-time grant of 7,500 shares upon their election to the Board in October 1993, and future newly-elected outside directors will receive one-time grants for 7,500 shares upon election. Pursuant to the terms of the Option Plan, the maximum number of options that may be granted to all outside directors of the Corporation and its subsidiaries may not exceed 30% of the shares covered by the plan.

  The option exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option. The maximum option term is generally ten years. No person can receive any incentive stock option if, at the time of the grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Corporation or a subsidiary, unless the option price is at least 110% of the fair market value of the Common Stock and the exercise period of such incentive option is by its terms limited to five years. The maximum fair market value of Common Stock covered by incentive options that first become exercisable by any employee in any one calendar year is limited to $100,000. To date, no incentive stock options have been granted under the Option Plan.

  Payment for shares purchased under the Option Plan must be made either in cash or by exchanging shares of the Corporation's Common Stock with a fair market value equal to or less than the total option price, plus cash for any difference. If permitted by the particular option agreement, options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to the Corporation cash or cash equivalents equal to the option exercise price plus the amount of any taxes that the Corporation may be required to withhold in connection with the exercise of the option. The Option Plan provides that options granted to outside directors will become exercisable in full after one year from the date of grant. The Plan contemplates that options and SARs granted to employees will become exercisable in installments of 50% after one year and 12.5% in each of the next four years, except as provided in the option agreement.

  SARs would be exercisable by delivering to the Corporation on any business day, at its principal office addressed to the attention of the option committee, written notice of exercise specifying the number of SARs being exercised. The date upon which such notice is received by the Corporation is the exercise date of the SARs. Under the Option Plan, an optionee may exercise SARs only at such times as the related option may be exercised and only at such times as the fair market value of a share of Common Stock on the exercise date exceeds the option price of the related option.

  As to SARs that would be exercisable for shares of Common Stock, the number of shares issued pursuant to the exercise of SARs shall be determined by dividing (i) the total number of SARs being exercised, multiplied by the excess of the fair market value of a share of the Corporation's Common Stock on the exercise date over the per share exercise price, by (ii) the fair market value of a share of the Corporation's Common Stock on the exercise date. However, no fractional shares shall be issued by the Corporation on exercise of SARs and the Corporation will pay cash to the optionee in lieu of any fractional shares.

  If any optionee dies while in the employ of the Corporation or a subsidiary or if the optionee's employment is terminated by reason of permanent and total disability, his or her incentive options or SARs, if exercisable at the time of the optionee's death or disability, may be exercised by his or her estate or by a person who acquires the right to exercise such option by bequest or inheritance, within one year after the date of the optionee's death or disability (but not later than the date the option would otherwise expire), and his or her non-incentive options or SARs, if exercisable at the time of the optionee's death or disability, may be similarly exercised until the date the option would otherwise expire. If the employment of an optionee terminates for any reason other than death or disability, options and SARs held by such optionee terminate three months after the date of such termination (but not later than the date the option would otherwise expire) except that, if termination is by reason of normal retirement or early retirement with the consent of the Board of Directors, non-incentive options and SARs will remain exercisable until the expiration of their original term. The option committee may extend the period following a termination of employment during which an option and related SAR may be exercised by so providing in a particular option agreement. Options granted to non-employee directors of the Corporation shall remain exercisable until the expiration of their original term, notwithstanding the director's termination of service on the Board.

  The Board of Directors of the Corporation at any time may amend the Option Plan as to shares of Common Stock for which options or SARs have not been granted, subject to any required regulatory approval. However, the Board of Directors may not amend the Option Plan, except subject to the approval of the Corporation's shareholders, if such amendment would (1) materially change the requirements as to eligibility to receive options or SARs under the Option Plan; (2) increase the number of shares for which options or SARs may be granted under the Option Plan, other than adjustments upon certain changes in capitalization; (3) change the minimum option price; (4) increase the maximum period during which options or SARs may be exercised; (5) extend the term of the Option Plan; or (6) materially increase the benefits accruing to eligible individuals under the Option Plan.

  The Board of Directors at any time may terminate or suspend the Option Plan. Unless previously terminated, the Option Plan will terminate automatically on May 14, 1997, the tenth anniversary of the effective date of the plan. No termination, suspension or amendment of the Option Plan may, without the consent of the optionee to whom an option or SAR has been granted, adversely affect the rights of the holder of the option or SAR.

  The Corporation's option committee has not determined how any additional options or SARs will be allocated among the Corporation's executive officers, other officers or key employees if the proposed amendment to the Option Plan is approved by shareholders. See "Executive Compensation--Option/SAR Grants in Last Fiscal Year" for certain information as to option grants to the named executive officers during 1993 and "Executive Compensation--Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" for information as to how outstanding options under the Option Plan were allocated among such individuals as of December 31, 1993.

  Based upon the last sales price of the Corporation's common stock on March 25, 1994, the aggregate market value of the 175,000 additional shares of Common Stock to be reserved under the Option Plan pursuant to the proposed amendment was $3,368,750.

FEDERAL INCOME TAX AND ACCOUNTING CONSEQUENCES

  With respect to "incentive stock options", an optionee will not recognize taxable income upon grant or exercise of an incentive option, and any gain realized upon a disposition of shares acquired pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the optionee holds the shares for a least two years after the date of grant and one year after the date of exercise. However, the excess of the fair market value of the stock subject to an incentive option on the exercise date over the option exercise price will generally be included in the optionee's alternative minimum taxable income in the year of exercise for purposes of the alternative minimum tax. This excess increases the optionee's basis in the stock for purposes of the alternative minimum tax, but not for purposes of the regular income tax. An optionee may be entitled to a credit against tax liability in future years for minimum taxes paid with respect to the exercise of incentive options. The Corporation and its subsidiaries is not entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

  For the exercise of an incentive option to qualify for favorable tax treatment, the optionee generally must be an employee of the Corporation or a subsidiary from the date the option is granted through a date within three months before the date of exercise. In the case of an optionee who is disabled, within the meaning of Section 22(e)(3) of the Code, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising incentive options after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived.

  If all of the requirements for incentive option treatment are met, except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the stock generally in an amount equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price. The balance of the realized gain, if any, will be long- or short-term capital gain, depending upon whether the stock was sold more than one year after the option was exercised. If the optionee sells the stock prior to the satisfaction of the holding period rules but at a price below the fair market value of the stock at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the option exercise price. If the optionee sells the stock in the taxable year during which he or she exercised the option, the alternative minimum tax (discussed above) will not apply to the exercise of the option. If the employer corporation complies with any applicable withholding requirements, it will be allowed a business expense deduction to the extent the optionee recognizes ordinary income (except to the extent that the deduction limits of Section 162(m) of the Code are applicable).

  If, pursuant to an option agreement, an optionee exercises an incentive option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive option and had not satisfied the special holding period requirements summarized above). If the exercise is treated as a tax-free exchange, the optionee would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. The shares tendered would be treated as exchanged for an equivalent number of new shares, which would take the tax basis of the tendered shares, and the additional option shares would have a zero basis. These rules would not apply if the optionee used shares received pursuant to the exercise of an incentive option (or another statutory option) as to which the optionee had not satisfied the applicable holding period requirement. In that case, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, with the result that the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.

  Upon exercise of a non-incentive option, an optionee generally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. The employer corporation is generally entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income (except to the extent that the deduction limits of Section 162(m) of the Code are applicable). Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-incentive option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

  If, pursuant to an option agreement, the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for non-incentive options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. However, the fair market value of any shares received in excess of the number of shares surrendered (i.e., the difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option) will be taxed as ordinary income. The optionee's basis in the additional shares will be equal to the amount included in the optionee's income.

  Upon exercise of a SAR, an optionee would recognize ordinary income in an amount equal to the cash or the fair market value of the stock received on the exercise date. If it complies with the applicable withholding requirements, the employer corporation would be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income (except to the extent that the deduction limits of Section 162(m) of the Code are applicable).

  Under current generally accepted accounting principles, the value of stock options issued by the Corporation is not charged against earnings for financial accounting purposes. Increases in the market value of stock following the date of grant of SARs are currently treated as a compensation expense for financial accounting purposes. A proposed change to the accounting rules would require corporations to recognize for financial accounting purposes, with respect to options and SARs granted after 1996, the value of such options and SARs as a compensation expense over the period during which such awards vest.

  The Board of Directors and management of the Corporation recommend that the shareholders vote FOR the proposed amendment to the Option Plan.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of March 25, 1994 with respect to the shares of the Corporation's Common Stock beneficially owned by each director of the Corporation, each of the named executive officers and by all directors and executive officers of the Corporation as a group. Such individuals and certain of the Corporation's employee benefit plans beneficially own a total of 2,834,315 shares of the Corporation's Common Stock, or 13.8% of the Common Stock outstanding, including shares subject to options that will become exercisable within 60 days.

                                                    AMOUNT AND       PERCENT OF
                                                    NATURE OF          COMMON
                                                    BENEFICIAL          STOCK
NAME AND POSITIONS WITH THE CORPORATION            OWNERSHIP(A)      OUTSTANDING
- ---------------------------------------            ------------      -----------
Joseph C. Scully
 Chairman of the Board, Chief Executive Officer
  and Director....................................    432,140(b)         2.2%
Patrick J. Agnew
 President, Chief Operating Officer and Director..    284,137(b)         1.4%
William A. Anderson
 Director.........................................      7,131              *
John W. Croghan
 Director.........................................     60,000              *
Alan J. Fredian
 Director.........................................     23,826(b)(c)        *
Kenneth J. James
 Director.........................................     67,692              *
Jean C. Murray, O.P.
 Director.........................................      7,500              *
Michael R. Notaro
 Director.........................................     24,104(b)(c)        *
John J. Viera
 Director.........................................     22,694              *
James B. Wood
 Director.........................................     43,051              *
Robert N. Parke
 Senior Vice President............................    127,404              *
Thomas J. Rinella
 Senior Vice President............................    128,769              *
Clifford M. Sladnick
 Senior Vice President............................     30,213              *
All directors and executive officers as a group
 (13 persons).....................................  1,258,661(b)(c)      6.1%

- --------
  *Less than 1%
(a) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Corporation Common Stock if he has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from March 25, 1994. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. The table includes shares owned by spouses or other immediate family members or that are held in trust, as to which the persons named in the table possess shared voting and/or investment power as follows: Mr. Scully, 18,392 shares; Mr. Agnew, 35,752 shares; Mr. Anderson, 7,073 shares; Dr. Fredian, 8,825 shares; Mr. James, 60,191 shares; Mr. Notaro, 24,103 shares; Mr. Viera, 7,693 shares; Mr. Wood, 22,425 shares; Mr. Parke, 19,752 shares; Mr. Rinella, 7,599 shares; Mr. Sladnick, 727 shares; and all directors and executive officers as a group, 212,532 shares. The table includes 6,813 shares and 14,307 shares as of March 25, 1994 held for the benefit of Mr. Scully and Mr. Agnew, respectively, under the St. Paul Federal Bank For Savings Deferred Compensation Trust. All other shares included in the table are held by persons who have sole voting and investment power over such shares. The table includes 805,125 shares of Common Stock subject to outstanding options which are exercisable within 60 days from March 25, 1994. The table also includes 153,133 shares as of March 25, 1994 allocated to executive officers' accounts under the Bank's ESOP and 401(k) Profit Sharing Plan.
(b) Does not include 178,218 shares as of March 25, 1994 with respect to which the St. Paul Federal Bank For Savings Employees Pension Plan has sole voting and dispositive power. Also does not include 249,925 unallocated shares with respect to which the ESOP has shared voting and dispositive power. Dr. Fredian, and Messrs. Scully, Agnew and Notaro are the trustees of the Employees Pension Plan and the ESOP.
(c) Except as allotted to Messrs. Scully and Agnew as indicated above, does not include 42,361 shares as of March 25, 1994 with respect to which the St. Paul Federal Bank For Savings Deferred Compensation Trust has shared voting and dispositive power. Dr. Fredian and Mr. Notaro are the trustees of the Deferred Compensation Trust.

  As of March 25, 1994, no persons are known by the Corporation to have filed a beneficial ownership report with the SEC with regard to 5% or more of the Corporation's outstanding Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the 1934 Act requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

  To the Corporation's knowledge, based solely upon review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 3)

  The Board of Directors has appointed the firm of Ernst & Young to continue as independent auditors for the Corporation for the year ending December 31, 1994, subject to ratification of such appointment by the shareholders. Ernst & Young was appointed as the independent auditors of St. Paul Federal in 1981 and has performed audits for the Bank for the years since then. Ernst & Young has also served as the independent auditors of the Corporation since its organization as the holding company of St. Paul Federal. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Ernst & Young, independent certified public accountants, to audit the books and accounts of the Corporation for the year ending December 31, 1994. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
             TO BE PRESENTED AT 1995 ANNUAL MEETING OF SHAREHOLDERS

  Any proposal intended to be presented by any shareholder for action at the 1995 annual meeting of shareholders of the Corporation must be received by the Secretary of the Corporation at 6700 West North Avenue, Chicago, Illinois 60635 not later than December 5, 1994 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1995 annual meeting. In addition, the Corporation's bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Corporation not less than 30 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Corporation to include in its proxy statement and proxy relating to the 1995 annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                          By Order of the Board of Directors
                                          LOGO
                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

Chicago, Illinois
April 4, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                               TABLE OF CONTENTS

                                   ITEM                                    PAGE
                                   ----                                    ----
Solicitation, Voting and Revocability of Proxies..........................   1
Election of Directors.....................................................   2
Executive Compensation....................................................   7
Proposed Amendment to Stock Option Plan...................................  19
Stock Owned by Management and Principal Shareholders......................  25
Ratification of Appointment of Independent Auditors.......................  27
Deadline for Submission of Shareholder Proposals to be Presented at 1995
 Annual Meeting of Shareholders...........................................  27
Other Matters.............................................................  27


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                      LOGO


                          --------------------------

                                PROXY STATEMENT

                          --------------------------


                                 APRIL 4, 1994


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

REVOCABLE PROXY             ST. PAUL BANCORP, INC.               REVOCABLE PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of St. Paul Bancorp, Inc. (the "Corporation") hereby appoints Patrick J. Agnew and Michael R. Notaro, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held at 10:00 a.m. on May 4, 1994, at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

    This Proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 TO AMEND THE CORPORATION'S STOCK OPTION PLAN AND FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1994 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the notice of annual meeting and proxy statement.
                                                                     SEE REVERSE
                                                                         SIDE
(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

- --------------------------------------------------------------------------------
    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of each of three directors for a three-year term.

   NOMINEES: Joseph C. Scully, John J. Viera and James B. Wood

                            [_] FOR   [_] WITHHELD

                 [_] ________________________________________
                     For, all nominees except as noted above.

2. Amendment to the Corporation's Stock Option Plan.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. To ratify the appointment by the Board of Directors of the firm of Ernst & Young as independent auditors of the Corporation for the year ending December 31, 1994.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

   THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE CORPORATION'S BOARD OF DIRECTORS.

                     MARK HERE               MARK HERE
                    FOR ADDRESS             IF YOU PLAN
                     CHANGE AND              TO ATTEND
                    NOTE AT LEFT [_]        THE MEETING [_]

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.


Signature: _________________________________________________ Date ______________


Signature: _________________________________________________ Date ______________